Exhibit 99.1

Kroger Reports Record Third Quarter Results

ID Sales Up 5.4% Without Fuel; Raises Annual ID Sales Guidance

Q3 EPS of $0.43; Raises 2015 EPS Guidance to $2.02 to $2.04

Third Quarter 2015 Highlights:

•                  Achieved 48th consecutive quarter of positive identical supermarket sales growth, excluding fuel

•                  Exceeded goal to slightly expand FIFO operating margin, without fuel, on a rolling four quarters basis

•                  Leveraged operating expenses as a rate of sales due to strong cost controls and identical supermarket sales growth

CINCINNATI, December 3, 2015 — The Kroger Co. (NYSE: KR) today reported net earnings of $428 million, or $0.43 per diluted share, and identical supermarket sales growth, without fuel, of 5.4% in the third quarter of fiscal 2015.

Net earnings in the same period last year were $362 million, or $0.36 per diluted share, including the benefit of certain tax items. Excluding this, Kroger’s adjusted net earnings were $345 million, or $0.35 per diluted share, for the third quarter of fiscal 2014.

Comments from Chairman and CEO Rodney McMullen

“Our associates delivered another quarter of excellent identical supermarket sales and earnings results that provide great momentum as we head into the holiday season. Kroger’s consistent results demonstrate once again that our relentless focus on customers is the key to sustainable shareholder returns. We continue to implement our growth plan and expect to exceed our long-term net earnings per diluted share growth rate for fiscal 2015.”

Details of Third Quarter 2015 Results

As a result of lower retail fuel prices, total sales increased 0.4% to $25.1 billion in the third quarter compared to $25.0 billion for the same period last year. Total sales, excluding fuel, increased 5.5% in the third quarter over the same period last year.

Kroger recorded a $9 million LIFO charge during the third quarter compared to an $85 million LIFO charge in the same quarter last year.

FIFO gross margin was 22.4% of sales for the third quarter. Excluding retail fuel operations, FIFO gross margin decreased 4 basis points from the same period last year.

Total operating expenses — excluding retail fuel operations, a $25 million contribution to The Kroger Co. Foundation in the third quarter of 2014, and an $80 million contribution to the UFCW Consolidated Pension Plan in the third quarter of 2015 — decreased 23 basis points as a percent of sales compared to the prior year.

On a rolling four quarters basis — excluding fuel, the 2014 and 2013 adjustment items, the contribution to The Kroger Co. Foundation in the third and fourth quarters of 2014, and the contribution to the UFCW Consolidated Pension Plan in the fourth quarter of 2014 and third quarter of 2015 — the company’s FIFO operating margin increased 18 basis points.

Return on invested capital (ROIC), on a rolling four quarters basis, was 14.16%. The prior year third quarter calculation does not include a full year of Harris Teeter assets and results, so the company is not presenting a comparative number. Kroger continues to expect fiscal 2015 ROIC to increase from the fiscal 2014 result.

Financial Strategy

Kroger’s long-term financial strategy is to use its financial flexibility to drive growth while also returning capital to shareholders. Maintaining its current investment grade debt rating allows the company to use its cash flow to take advantage of strategically and financially compelling opportunities and to continue its fill-in strategy, repurchase shares and fund the dividend, which is expected to increase over time.

Kroger’s strong financial position allowed the company to return more than $1.1 billion to shareholders through share buybacks and dividends over the last four quarters. During the third quarter, Kroger repurchased 853 thousand common shares for a total investment of $31 million.

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $832 million for the third quarter, compared to $681 million for the same period last year.

The company’s net total debt to adjusted EBITDA ratio decreased to 1.99, compared to 2.27 during the same period last year (see Table 5).

Fiscal 2015 Guidance

Based on its strong year-to-date results, Kroger raised its net earnings per diluted share guidance to a range of $2.02 to $2.04 for fiscal 2015. The previous guidance was $1.92 to $1.98 per diluted share. This range exceeds the company’s long-term net earnings per diluted share growth rate guidance of 8 — 11%, plus a growing dividend.

For the fourth quarter of fiscal 2015, Kroger expects identical supermarket sales growth, excluding fuel, of 4.0% to 4.5%. This implies an annual growth rate of approximately 5.0% to 5.25% for fiscal 2015.

Kroger, one of the world’s largest retailers, employs more than 400,000 associates who serve customers in 2,620 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 786 convenience stores, 326 fine jewelry stores, 1,360 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and community organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “anticipate,” “believe,” “guidance,” “plans,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on December 3, 2015 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, December 3 through Thursday, December 17, 2015.

3rd Quarter 2015 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Total Debt to Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Contacts: Media: Keith Dailey (513) 762-1304; Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2015		2014		2015		2014

SALES	$25,075	100.0%	$24,987	100.0%	$83,665	100.0%	$83,258	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	19,478	77.7	19,764	79.1	65,303	78.1	65,965	79.2
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,169	16.6	3,954	15.8	13,591	16.2	13,042	15.7
RENT	172	0.7	162	0.7	542	0.7	545	0.7
DEPRECIATION AND AMORTIZATION	484	1.9	456	1.8	1,581	1.9	1,481	1.8

OPERATING PROFIT	772	3.1	651	2.6	2,648	3.2	2,225	2.7

INTEREST EXPENSE	107	0.4	114	0.5	369	0.4	373	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	665	2.7	537	2.2	2,279	2.7	1,852	2.2

INCOME TAX EXPENSE	238	1.0	172	0.7	795	1.0	628	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	427	1.7	365	1.5	1,484	1.8	1,224	1.5

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	—	3	—	4	—	14	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$428	1.7%	$362	1.5%	$1,480	1.8%	$1,210	1.5%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.44		$0.37		$1.52		$1.22

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	965		972		966		983

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.43		$0.36		$1.50		$1.20

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	979		984		980		995

DIVIDENDS DECLARED PER COMMON SHARE	$0.105		$0.093		$0.303		$0.258

Note:  Certain percentages may not sum due to rounding.

Note:  The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)              Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)             LIFO charges of $9 and $85 were recorded in the third quarter of 2015 and 2014, respectively.  For the year to date period, LIFO charges of $58 and $138 were recorded for 2015 and 2014, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 7,	November 8,
	2015	2014

ASSETS
Current Assets
Cash	$274	$264
Store deposits in-transit	962	942
Receivables	1,253	1,154
Inventories	6,324	6,130
Prepaid and other current assets	464	396

Total current assets	9,277	8,886

Property, plant and equipment, net	18,926	17,586
Intangibles, net	734	766
Goodwill	2,310	2,295
Other assets	660	628

Total Assets	$31,907	$30,161

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,272	$1,790
Trade accounts payable	5,866	5,400
Accrued salaries and wages	1,287	1,195
Deferred income taxes	286	248
Other current liabilities	3,218	3,036

Total current liabilities	12,929	11,669

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	8,988	9,686
Adjustment to reflect fair-value interest rate hedges	(1)	(1)
Long-term debt including obligations under capital leases and financing obligations	8,987	9,685

Deferred income taxes	1,096	1,256
Pension and postretirement benefit obligations	1,458	903
Other long-term liabilities	1,192	1,304

Total Liabilities	25,662	24,817

Shareowners’ equity	6,245	5,344

Total Liabilities and Shareowners’ Equity	$31,907	$30,161

Total common shares outstanding at end of period	966	972
Total diluted shares year-to-date	980	995

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,484	$1,224
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,581	1,481
LIFO charge	58	138
Stock-based employee compensation	130	115
Expense for Company-sponsored pension plans	79	30
Deferred income taxes	(149)	(139)
Other	67	75
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	26	19
Receivables	1	(28)
Inventories	(693)	(580)
Prepaid and other current assets	242	302
Trade accounts payable	814	482
Accrued expenses	161	254
Income taxes receivable and payable	45	(32)
Other	(80)	43

Net cash provided by operating activities	3,766	3,384

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,532)	(2,070)
Proceeds from sale of assets	34	24
Payments for acquisitions	—	(252)
Other	(82)	—

Net cash used by investing activities	(2,580)	(2,298)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	58	552
Payments on long-term debt	(547)	(38)
Net borrowings (payments) on commercial paper	100	(355)
Dividends paid	(283)	(247)
Excess tax benefits on stock-based awards	83	39
Proceeds from issuance of capital stock	94	84
Treasury stock purchases	(659)	(1,250)
Investment in the remaining equity of a noncontrolling interest	(26)	—
Other	—	(8)

Net cash used by financing activities	(1,180)	(1,223)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	6	(137)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	268	401
END OF QUARTER	$274	$264

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,532)	$(2,070)
Payments for lease buyouts	16	43
Changes in construction-in-progress payables	(42)	(35)
Total capital investments, excluding lease buyouts	$(2,558)	$(2,062)

Disclosure of cash flow information:
Cash paid during the year for interest	$397	$373
Cash paid during the year for income taxes	$864	$786

Note: Certain prior-year amounts have been revised to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2015	2014	2015	2014

INCLUDING FUEL CENTERS	$22,597	$22,369	$75,249	$74,549
EXCLUDING FUEL CENTERS	$19,978	$18,952	$66,043	$62,609

INCLUDING FUEL CENTERS	1.0%	4.7%	0.9%	4.7%
EXCLUDING FUEL CENTERS	5.4%	5.6%	5.5%	5.0%

(a)         Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 7,	November 8,
	2015	2014	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,272	$1,790	$482
Face-value of long-term debt including obligations under capital leases and financing obligations	8,988	9,686	(698)
Adjustment to reflect fair-value interest rate hedges	(1)	(1)	—

Net total debt	$11,259	$11,475	$(216)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	November 7,	November 8,
	2015	2014

Net earnings attributable to The Kroger Co.	$1,998	$1,632
LIFO	67	148
Depreciation and amortization	2,048	1,883
Interest expense	484	480
Income tax expense	1,069	812
Adjustments for pension plan agreements	—	87
Other	(6)	6

Adjusted EBITDA	$5,660	$5,048

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	1.99	2.27

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2015, The Kroger Co. did not have any adjustment items.  In 2014, these items included the benefit from certain tax items and charges related to the restructuring of certain pension obligations.

	THIRD QUARTER		YEAR-TO-DATE
	2015	2014	2015	2014

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$428	$362	$1,480	$1,210

BENEFIT FROM CERTAIN TAX ITEMS (a)	—	(17)	—	(17)

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	—	56

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEM ABOVE	$428	$345	$1,480	$1,249

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.43	$0.36	$1.50	$1.20

BENEFIT FROM CERTAIN TAX ITEMS (c)	—	(0.02)	—	(0.02)

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	—	—	—	0.06

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEM ABOVE (d)	$0.43	$0.35	$1.50	$1.24

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	979	984	980	995

(a)         The amounts presented represent the after-tax effect of each adjustment.

(b)         The pre-tax adjustment for the pension plan agreements was $87.

(c)          The amounts presented represent the net earnings per diluted common share effect of each adjustment.

(d)         Third quarter 2014 per share amounts do not sum due to rounding.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended November 7, 2015.

Rolling Four Quarters Ended
November 7,
2015
Return on Invested Capital
Numerator (a)
Operating profit	$3,560
LIFO charge	67
Depreciation and amortization	2,048
Rent	704

Adjusted operating profit on a rolling four quarters basis	$6,379

Denominator (b)
Average total assets	$31,034
Average taxes receivable (c)	(15)
Average LIFO reserve (d)	1,269
Average accumulated depreciation	17,080
Average trade accounts payable	(5,633)
Average accrued salaries and wages	(1,241)
Average other current liabilities (e)	(3,086)
Rent * 8 (f)	5,632

Average invested capital	$45,040

Return on Invested Capital	14.16%

(a)         Represents results for the rolling four quarters ended for the period noted.

(b)         Represents the average of amounts at the beginning and end of the rolling four quarters period presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.

(f)           The factor of eight estimates the hypothetical capitalization of our operating leases.